FIRST AMENDMENT TO THE
EOS ENERGY ENTERPRISES, INC.
AMENDED AND RESTATED
2020 INCENTIVE PLAN

This First Amendment (the “Amendment”) to the Eos Energy Enterprises, Inc. Amended and Restated 2020 Incentive Plan (as amended or restated from time to time, the “Plan”) is approved and adopted to be effective as of May 17, 2022, (the “Effective Date”).
RECITALS
A. The stockholders of Eos Enterprises, Inc., a Delaware corporation (the “Company”) approved the Amendment effective as of May 17, 2022.
B. The Company now desires to amend the Plan in accordance with the terms and conditions of this Amendment.
AMENDMENT
NOW THEREFORE, effective as of the Effective Date, Sections 5(b) and (c) and Section 7(a) of the Plan are hereby deleted in their entirety and restated as follows:
5. Grant of Awards; Shares Subject to the Plan; Limitations.
(b) Subject to Section 12 of the Plan and this Section 5, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 9,035,887 Common Stock; provided, that the maximum number of Common Stock that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Capital Market or other securities exchange on which the Common Stock is traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
(c) Common Stock underlying Awards under this Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall be available again for issuance as Awards under the Plan. Notwithstanding the foregoing, Common Stock underly an Award shall not again be available for issuance under the Plan if such Common Stock are (i) Common Stock tendered or withheld in payment of the exercise price of an Option or other Award, (ii) Common Stock delivered to or withheld by the Company to satisfy any tax withholding liabilities arising from an Award, or (iii) Common Stock covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Stock Appreciation Right.
7. Options.

(a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 12, the maximum aggregate number of Common Stock that may be issued through the exercise of Incentive Stock Options granted under the Plan is 8,000,000 Common Stock. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholder of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

IN WITNESS WHEREOF, the Company has executed this Amendment to the Plan as of May 17, 2022.

EOS ENERGY ENTERPRISES, INC.

/s/Melissa Berube
Melissa Berube
General Counsel and Corporate Secretary